Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Flamstead Holdings Limited

We consent to the incorporation by reference in the registration statements (No. 333-150392, 333-173245 and 333-194812) on Form S-8 of Quanex Building Products Corporation of our report dated August 21, 2015, with respect to the combined balance sheets of the Combined Flamstead Group as of December 31, 2014 and 2013, and the related combined profit and loss accounts and cash flow statements for each of the years in the three-year period ended December 31, 2014, which report appears in the Form 8-K/A of Quanex Building Products Corporation to be filed on August 21, 2015.

(Signed) KPMG LLP
Nottingham, United Kingdom
August 21, 2015